EXHIBIT 23

         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-04871), the Registration Statement on Form S-8 (No. 33-04869), the Registration Statement on Form S-8 (No. 33-18331) and the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-12125) of Tupperware Corporation of our report dated February 20, 1998 appearing on page 36 of the Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 16 of this Form 10-K.




Price Waterhouse LLP
Orlando, Florida
March 24, 1998